EXHIBIT B
                             WLR FOODS, INC.
                            POULTRY PRODUCER
                           STOCK PURCHASE PLAN


     1. Establishment of Plan. WLR Foods, Inc. (the "Company," which term includes subsidiaries of the Company unless the context otherwise requires) hereby adopts the WLR Foods, Inc. Poultry Producer Stock Purchase Plan (the "Plan") to be effective on August 30,
1994, or as soon thereafter as the Company can reasonably complete registration under federal and state securities laws of shares of its common stock, no par value (Common Stock) for offer and sale under the Plan.

     2. Purpose. The purpose of the Plan is to provide eligible poultry producers having contracts with the Company a convenient means to acquire shares of Common Stock through contract payment withholdings and as otherwise described herein. The Plan is established as a "non-qualified" stock purchase plan and, as such, is not qualified under Section 401(a) of the Internal Revenue Code. Transactions under this Plan are intended to be exempt under new Rule 16b-3, or its successor (Rule 16b-3), promulgated pursuant to the Securities Exchange Act of 1934 (the Exchange Act), and, to that end (i) this Plan shall be submitted for approval by the voting shareholders of the Company at the next annual meeting of shareholders, and (ii) this Plan provides for broad-based employee participation and does not discriminate in favor of highly compensated individuals.

     3. The Administrator. The Company's Director of Shareholder Services, (the Administrator), shall administer the Plan as described herein. For each eligible poultry producer participating in the Plan (Participant), the Administrator will establish an individual account which will reflect the number of shares of Common Stock in such account, including fractions computed to five decimal places, and cash to be invested (Participant's Account). The Administrator shall arrange for the custody of stock certificates, maintain ongoing records, maintain and circulate Plan information to employees, send Statements of Accounts (as hereinafter defined) to Participants, and perform other administrative duties relating to the Plan. Further, the Administrator shall establish certain administrative procedures which may be modified from time to time without a formal amendment to the Plan. Any question or issue of interpretation arising under the Plan shall be resolved by the Administrator.

     4. The Independent Agent. The Company shall retain a broker-dealer registered under the Exchange Act of the 1934 (the Exchange Act) to act as an agent of the Company in the open market purchases of Common Stock under the Plan (Independent Agent).

     5.   Eligibility and Participation.

          (a) Eligibility. The Plan is available to all poultry producers having a current grower contract with the Company. If a Participant withdraws from the Plan pursuant to the provisions hereof, such producer may rejoin the Plan at any time by completing the steps required for participation as described in subparagraph (b) of this

     Section 5. Notwithstanding anything in this Plan to the contrary, with respect to Participants who are "reporting persons" under Section 16 of the Exchange Act (Reporting Persons), the following eligibility restrictions apply: (i) upon receipt of a Reporting Person's request for issuance of stock certificates for Plan shares held on his behalf as described in Section 11; (ii) upon receipt of a Reporting Person's notice of withdrawal from the Plan as described in Section 12; or (iii) upon termination of a Reporting Person's contract as described in Section 13, all withholdings by the Participant and purchases by the Administrator or Independent Agent under the Plan (except dividend reinvestment, if applicable) on behalf of such Reporting Person shall cease until six months have elapsed from the date of such stock issuance, withdrawal or termination.

          (b) Participation. An eligible producer may participate in the Plan by completing and returning to the Administrator a payment withholding form in a format approved from time to time by the Administrator (Enrollment Form). A producer will become a Participant in the Plan as soon as administratively feasible following the Company's receipt of his Enrollment Form. All withholdings shall be rounded to whole-dollar amounts, and will be credited to such Participant's account. The Participant shall indicate, on its Enrollment Forms, that percentage of his contract payments he wishes to have withheld; provided, however, that the maximum number of shares that may be purchased with such withholdings in any calendar year shall be $25,000 fair market value, exclusive of any discount. A Participant may change the amount of his authorized withholding, subject to the foregoing, by completing a new Enrollment Form which shall be effective as soon as administratively feasible following the Company's receipt of such Form. However, a Participant may not make any additional payments to his account.

          (c) Miscellaneous. No interest will be paid on funds held by the Company pending investment.

     6.   Stock Purchases.

          (a) Grant of Options. On each contract payment date, a participating producer shall be deemed to have been granted an option to purchase a maximum number of shares of stock of the Company equal to an amount determined as follows: 1) the amount the producer has elected to have withheld, divided by 2) a percentage of the market value which shall be set by the Company from time to time, but which in no event shall be less than 85% (the "Purchase Discount"). Market Value shall be determined as provided in Paragraphs (d) and (e) below, of stock of the Company on the last day of such pay period.

          (b) Exercise of Options. Unless a Participant withdraws from the Plan as provided in Section 12, such Participant's option to purchase shares will be exercised automatically during the Investment Period or on the Investment Date (both as hereinafter defined) as the case may be, and the maximum number of shares subject to such option, computed to five decimal places, will be purchased for such Participant at the applicable option price with the accumulated payment withholdings and cash dividends (credited pursuant to Section 7 herein) in such Participant's account. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by such Participant. Any cash balance remaining in a Participant's account after the exercise of the options granted herein will be carried forward in the Participant's account for the purchase of Common Stock during the next Investment Period or on the next Investment Date, as the case may be, unless the Participant withdraws from the Plan as provided in Section 12 herein. The shares of Common Stock purchased upon exercise of an option hereunder shall be credited to the Participant's account under the Plan and shall be deemed to be transferred to the Participant on the date such shares are purchased and, except as otherwise provided herein, the Participant shall have all rights of a stockholder with respect to such shares. Each full share of Common Stock allocated to a Participant's Account shall be completely vested in the Participant. However, the Common Stock may be held in the name of the Plan, the Administrator, or the Administrator's nominee.

     (c) Purchases of Stock. The Company will have sole discretion as to whether Common Stock purchased under the Plan will be purchased in the open market by the Independent Agent or purchased directly from the Company from authorized but unissued shares. The Administrator will notify the Independent Agent prior to the commencement of the Investment Period (as hereinafter defined) if shares are to be purchased for the Plan in the open market. The proceeds of any purchase of authorized but unissued shares will be used by the Company for general Company purposes. For all purposes under this Plan, in the event that a date on which a stock price is to be determined by reference to the National Association of Securities Dealers Automated Quotations National Market System NASDAQ/NMS) is not a trading date, the stock price shall be determined by reference to NASDAQ/NMS quotations as of the last trading date preceding such date.

          (d) Open Market Purchases. If Common Stock is to be purchased in the open market, the Independent Agent shall purchase the stock during a period beginning the first Friday following the end of the Company's calendar month and ending five (5) trading days thereafter, or such longer period as may be necessary to satisfy requirements of Rule 10b-18 of the Exchange Act, if applicable (the Investment Period). Open market purchases will be made at the lowest current independent offer quotation reported by NASDAQ/NMS. In all other respects, open market purchases shall be made in such manner as the Independent Agent in its sole discretion determines. For open market transactions, the Participants' option price per share will be the Purchase Discount times the weighted average price, excluding brokerage commissions, paid by the Independent Agent for all shares purchased during the Investment Period. Any excess of the actual purchase price over the Participant's option price per share shall be paid by the Company.

          (e) Purchase of New Issue Shares. If the Administrator so decides, new issue Common Stock shall be purchased for the Plan directly from the Company on the first Friday following the end of the Company's calendar month (Investment Date). The price of such new issue stock shall be the Purchase Discount times the average of the closing bid and ask prices of the Common Stock as quoted by NASDAQ/NMS on the Investment Date. If shares are purchased both in the open market and directly from the Company, the price will be the Purchase Discount times the weighted average price (as described in subparagraphs (d) and (e) of this Section 6) of all shares.

     7. Dividend Reinvestment. Cash dividends received on shares of Common Stock purchased under the Plan will be applied to the purchase of additional shares during the Investment Period or on the Investment Date, as the case may be, next following the payment of dividends by the Company. Cash dividends will be reinvested at the prices described in subparagraphs (d) and (e) of Section 6. Any stock dividends or shares issued pursuant to any stock split with respect to the shares of Common Stock held in a Participant's Account will be credited to the Participant's Account on a proportionate basis.

     8. Voting Rights. The Administrator will not vote Common Stock held for a Participant's Account. A Participant will have all rights of a shareholder as soon as there are shares of Common Stock (whole or fractional) credited to the Participant's Account. Proxy materials will be forwarded to each Participant of record to be voted at his discretion, and all other communications from the Company to its shareholders will be forwarded to each Participant.

     9. Expenses. The Company will bear the expense of administering the Plan and all fees, including brokerage commissions, of the Independent Agent in connection with its purchase of shares of Common Stock, as well as the purchase price discount in the event shares are purchased on the open market.

     10. Reports to Participants. The Administrator will render a quarterly Statement of Account to each Participant no later than fifteen (15) business days after the end of the Investment Period or Investment Date, as the case may be, next following the fiscal quarter to which the Statement of Accounts relates. Such statement will show the following information for the quarter:

          (a)  Total amount invested by the Administrator;

          (b)  Shares of Common Stock allocated to the Participant's
Account;

          (c)  The cost per share of allocated Common Stock;

          (d) The number of shares of Common Stock for which certificates have been issued, if any; and

          (e)  The beginning and ending balances in the Participant's
Account.

     11.  Delivery of Stock.  Except as otherwise provided in this
Section 11, a stock certificate will be issued to a Participant for any or all full shares of Common Stock in the Participant's Account as soon as administratively feasible following the Company's receipt of the Participant's written request therefor. Automatic reinvestments of dividends will continue with respect to any remaining shares or fraction of share of Common Stock in the Participant's Account as long as the Participant has not withdrawn from the Plan as described in Section 12 herein. If the Participant has withdrawn from the Plan, or subsequently withdraws from the Plan, automatic reinvestment of dividends will continue only if one or more whole shares of Common Stock remains in the Participant's Account; otherwise, the Participant will be deemed terminated and his Account will be closed as described in Section 13 herein.

          Withdrawals may not be made prior to two (2) years from the date on which such shares were purchased, or upon approval by the Administrator, in the Administrator's sole discretion. Shares of Common Stock received upon stock dividends or stock splits shall be treated as having been purchased on the purchase date of the share to which they relate.

     12. Withdrawal from Plan. A Participant may withdraw from the Plan by ceasing contract payment withholdings made on his behalf pursuant to a written notice of withdrawal in a format approved from time to time by the Administrator (Withdrawal Form). Withdrawal shall be deemed to have occurred as soon as is administratively feasible for the Company to effect the withdrawal following the Company's receipt of the Withdrawal Form. Any funds held for investment on behalf of a withdrawing Participant as of the date of his withdrawal shall be invested on his behalf at the next Investment Period or Investment Date, as the case may be. At the election of the Participant appropriately noted on the Withdrawal Form, a withdrawing Participant may elect to have issued to him a stock certificate for any or all full shares of Common Stock in the Participant's Account, subject to the restrictions set forth in Section 11. Automatic reinvestment of dividends will continue with respect to any shares of Common Stock not withdrawn by the Participant notwithstanding his status as a withdrawn Participant; provided, however, that if only a fraction of a share remains in the Participant's Account, the withdrawn Participant will be deemed terminated and his Account will be closed as described in
Section 13 herein.

     13. Termination. Upon termination of a producer's contract for any reason, whether by voluntary or involuntary termination, death or disability, a Participant will be deemed terminated from the Plan.
Any funds held for investment on behalf of a terminated Participant as of the date of termination shall be invested on his behalf at the next Investment Period or Investment Date, as the case may be. A stock certificate for all of the full shares of Common Stock in the terminated Participant's Account which have satisfied the two-year holding requirement shall be issued to the Participant, and a certificate for all remaining full shares shall be delivered to the Participant within two years from the date such shares were purchased. Certificates for fractional shares will not be issued; rather, a cash adjustment will be made for any fraction of a share based on the closing bid and ask prices of Common Stock as quoted by NASDAQ/NMS on the termination date.

     14. Transferability. Neither contract payment withholdings credited to a Participant's Account, nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledge or otherwise disposed of in any way by the Participant other than by will or by the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds as provided in the preceding paragraph.

     15. Amendment and Termination of the Plan. The Company reserves the right to suspend, modify or terminate the Plan at any time. Further, the Company shall have the right to change the purchase price discount, but may not change such discount to less than 85% of the fair market value. The Participants shall be given notice of the same as soon as possible following such suspension, modification or termination. No suspension, modification or termination will affect any Participant's interest in the Plan which has accrued prior to the date of the same. In the event of the termination of the Plan, the Administrator will make a distribution of Common Stock and cash as if each Participant had been terminated, described in Section 13. The transactions under this Plan are intended to comply with Rule 16b-3, and the Company may, but shall not be required to, submit any proposed Plan amendment to the voting shareholders of the Company for their approval to assure continued compliance if such amendment would, with respect to Reporting Persons, (i) materially increase the benefits accruing under the Plan, (ii) materially increase the number of securities which may be issued under the Plan or (iii) materially modify the requirements as to eligibility for participation in the Plan.

     16. Risk of Stock Ownership. The Participant assumes all risks inherent in the ownership of any Common Stock purchased under the Plan, whether or not actual stock certificates therefor have been issued to the Participant. A Participant has no guarantee against a decline in the price or value of the Common Stock and the Company assumes no obligation for repurchase of the Participant's Common Stock purchased under the Plan. A Participant has all the rights of any other holder of Common Stock with respect to the shares of Common Stock issued to him under the Plan.

     17. Liability of the Company and Administrator. Neither the Company nor the Administrator shall be liable for any acts done in good faith or any good faith omission to act, nor shall they be liable in any event for any claims of liability (a) with respect to the prices at which Common Stock is purchased for a Participant's Account and the time which such purchases are made, (b) for any fluctuation in the market value before or after purchase of Common Stock, (c) for continuation of a Participant's Account until administratively feasible to give effect to any notices described herein or (d) with respect to any tax liability incurred by a Participant in connection with the Participant's participation in the Plan.

     18. Federal Income Taxes. The Administrator shall make such tax reports to the Internal Revenue Service, the Participants, and otherwise as required by law.

     19. Correspondence. All correspondence and notices to the Company and Administrator (which shall be effective when actually received) shall be hand-delivered or mailed, postage pre-paid, to the Director of Shareholder Services, WLR Foods, Inc., P.O. Box 7000, Broadway, Virginia 22815-7000.

          All correspondences and notices to Participants may, at the election of the Company or Administrator, (i) be delivered by desktop delivery, sent by Company mail, or posted in designated places for producer communication, (ii) be mailed, postage pre-paid, to the address shown on the Participant's Enrollment Form or such new address as the Participant provides in writing to the Administrator.

     20.  Miscellaneous.

          (a) General. Except as expressly provided herein, a Participant shall have no right to sell, assign, encumber or otherwise dispose of his rights in his Participant's Account. A Participant shall have no right to draw checks or drafts against his Participant's Account or to instruct the Administrator to perform any acts not expressly provided for herein. This Plan shall be governed by the laws of the Commonwealth of Virginia except to the extent superseded by federal law.

          (b) Rule 16b-3. With respect to any Participant who is a Reporting Person, transactions under the Plan are intended to comply with Rule 16b-3. To the extent any provision of the Plan or any action by a person acting under the Plan fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Administrator.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf by its officer duly authorized, as of this day of _________________, 1994.

               WLR FOODS, INC.


                                By: _________________________________

                                Its: ________________________________



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